UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             REQUEST FOR WITHDRAWAL


                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


Date of Bequest: May 4, 2000


                                 TMEX USA, Inc.
             (Exact name of registrant as specified in its charter)

Nevada                                                                33-0248339
(State or other jurisdiction of                  (I.R.S. Employer Identification
incorporation or organization)                                              No.)


 5031 Birch Street, Suite G, Newport Beach, California                     92660
(Address of principal executive offices)                              (Zip Code)


                                  949.863.9872
              (Registrant's Telephone Number, Including Area Code)



ITEM 1. Withdrawal of Registration Statement.

On April 17, 2000, TMEX USA, Inc., a Nevada corporation, filed a Registration Statement on Form 8-A with the Securities and Exchange Commission. Subsequently, on May 4, 2000, the Registrant sent a written request to the Securities and Exchange Commission to withdraw the Form 8-A filing. Consistent with this letter of withdrawal, the Registrant hereby formally requests withdrawal of the Registration Statement on Form 8-A filed on April 17, 2000.

ITEM 2. Exhibits.

Exhibit I. - letter dated May 4, 2000 from the Registrant addressed to the Securities and Exchange Commission formally requesting withdrawal of the Form 8-A.


                                       1
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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned in the City of Newport Beach, California, on May 4, 2000.

                                              TMEX USA, Inc.,
                                              a Nevada corporation


                                              By:  /s/ Cooper Lee
                                                   -----------------------------
                                                   Cooper Lee
                                              Its: President